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                                                                     Exhibit 5.1

                               RIORDAN & McKINZIE
                         A Professional Law Corporation
                        695 TOWN CENTER DRIVE, SUITE 1500
                          COSTA MESA, CALIFORNIA 92626




                                                                       9-098-001

                                  June 3, 1999


IXC Communications, Inc.
1122 Capital of Texas Highway South
Austin, Texas 78746-6426

Dear Ladies and Gentlemen:

         We have acted as counsel to IXC Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 698,985 shares of the Company's common stock, $.01 par value per share (the "Acquisition Shares"), issued by the Company in accordance with the terms of the Purchase Agreement dated January 11, 1999, as amended (the "Acquisition Agreement") in connection with the acquisition of the limited liability companies doing business as the Coastal Telephone Company (the "Coastal Acquisition") and to up to 75,000 shares of the Company's common stock, $.01 par value per share (the "Warrant Shares") to be issued from time to time upon exercise of warrants issued under the warrant agreements (the "Warrant Agreements") issued in connection with the Coastal Acquisition. This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-3, Registration No. 333-76349, including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for resale of the Acquisition Shares and the Warrant Shares, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

         In rendering the opinions set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

         Based upon the foregoing and such other examination of law and fact as we have deemed necessary and in reliance thereon, we are of the opinion that:



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IXC Communications, Inc.
June 3, 1999
Page 2


            1. The Acquisition Shares have been duly authorized and are validly issued, fully paid and non-assessable.

            2. The Warrant Shares have been duly authorized and, upon exercise of the Warrants and payment of the exercise price in accordance with the terms of the Warrant Agreements, the Warrant Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.


                                                 Very truly yours,


                                                 /s/ Riordan & McKinzie